UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Teavana Holdings, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 19, 2012

Dear Stockholder:

You are cordially invited to attend the 2012 Annual Meeting of Stockholders of Teavana Holdings, Inc., to be held at 11:00 A.M., Eastern Time, on June 1, 2012 at 3630 Peachtree Road NE, Suite 220, Atlanta, GA 30326.

The attached Notice of 2012 Annual Meeting of Stockholders and Proxy Statement provide information concerning the matters to be considered and voted on at the Annual Meeting. Please take the time to read carefully each of the proposals.

Regardless of the number of shares you hold or whether you plan to attend the meeting in person, your vote is important. Please vote your shares as soon as possible in accordance with the instructions you received. Voting your shares prior to the Annual Meeting will not prevent you from voting your shares in person if you subsequently choose to attend the meeting.

Thank you for your continued support of Teavana.

Very truly yours,

/s/ Andrew T. Mack
Andrew T. Mack
Chairman and Chief Executive Officer

Notice of Annual Meeting of Stockholders

The Annual Meeting of Stockholders of Teavana Holdings, Inc. (the “Company”) will be held at 3630 Peachtree Rd. NE, Suite 220, Atlanta, Georgia 30326 on June 1, 2012, at 11:00 a.m., Eastern Time.

The agenda will include the following items:

1.	a proposal to elect two (2) Class A directors to hold office until the 2015 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified;

2.	an advisory vote to approve named executive officer compensation;

3.	a non-binding, advisory vote on the desired frequency of future votes on executive compensation;

4.	a proposal to ratify the appointment of Grant Thornton LLP as independent registered public accounting firm to the Company for the current fiscal year; and

5.	any other business that properly comes before the meeting or any adjournment or postponement thereof.

The board of directors has fixed April 9, 2012 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the meeting. A complete list of those stockholders will be open to examination by any stockholder for any purpose germane to the Annual Meeting during ordinary business hours at the executive offices of the Company, 3630 Peachtree Rd. NE, Suite 1480, Atlanta, Georgia 30326, for a period of ten days prior to the Annual Meeting.

Your vote is very important. We encourage you to read the proxy statement and vote your shares.

All stockholders are cordially invited to attend the Annual Meeting. Whether or not you are able to attend the Annual Meeting in person, it is important that your shares be represented. Please vote as soon as possible.

By order of the board of directors,

/s/ David V. Christopherson
David V. Christopherson
Vice President, General Counsel and Corporate Secretary

Atlanta, Georgia

April 19, 2012

TEAVANA HOLDINGS, INC.

Proxy Statement—Table of Contents

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

JUNE 1, 2012

GENERAL INFORMATION ABOUT THESE MATERIALS

This proxy statement is being furnished together with our Annual Report on Form 10-K to stockholders for the fiscal year ended January 29, 2012 (“fiscal 2011”), as filed with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies by our board of directors for use at the 2012 Annual Meeting of Stockholders of Teavana Holdings, Inc., a Delaware corporation (the “Company”) (the “Annual Meeting”) and any adjournment or postponement of that meeting. Under rules adopted by the SEC, we have elected to provide access to our proxy materials over the Internet to reduce costs and conserve natural resources. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) on or about April 19, 2012 to our stockholders of record as of April 9, 2012. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or to request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. This proxy statement and form of proxy are expected to be first mailed to stockholders on or about April 19, 2012.

How to Vote

As set forth in the Notice being mailed to all stockholders, you may cast your vote online at www.investorvote.com/TEA or by phone by calling 800-652-VOTE (8683) from a touch tone phone. If you wish to vote by mail, the Notice also provides the ways in which you may request a paper copy of the proxy statement and accompanying proxy card; you may do so by going online at www.investorvote.com/TEA, by calling 866-641-4276 (beneficial owners may have a different number based on their broker) or by sending an email to investorvote@computershare.com with “Proxy Materials Teavana Holdings, Inc.” in the subject line. If you vote online or by phone, or if you request, receive, complete and return the paper proxy card to us, your shares will be voted as you direct. Further, if you are a registered stockholder and attend the Annual Meeting, you may deliver your completed proxy card in person. If you hold your shares in “street name” through a bank, broker or other nominee, you must follow the instructions included in the Notice provided by your broker.

FREQUENTLY ASKED QUESTIONS

When and where will the meeting take place?

The Annual Meeting will be held on Friday, June 1, 2012, at 11:00 a.m., local time, at 3630 Peachtree Rd. NE, Suite 220, Atlanta, GA 30326. Stockholders will be admitted to the Annual Meeting beginning at 10:45 a.m., local time. Seating will be limited.

What is the purpose of this meeting and these materials?

We are providing these proxy materials in connection with the solicitation by our board of directors of proxies to be voted at the Annual Meeting and at any adjournment or postponement of the meeting.

At the Annual Meeting, you will be asked to vote on the following matters:

•	a proposal to elect two (2) Class A directors to hold office until the 2015 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified;

•	an advisory vote to approve named executive officer compensation;

•	a non-binding, advisory vote on the desired frequency of future votes on executive compensation;

•	a proposal to ratify the appointment of Grant Thornton LLP as independent registered public accounting firm to the Company for the current fiscal year; and

•	any other business that properly comes before the meeting or any adjournment or postponement thereof.

What are the Board’s voting recommendations?

The board recommends that you vote your shares as follows:

•	FOR each of the board’s two nominees as Class A directors for the board of directors (Proposal No. 1);

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers (Proposal No. 2);

•	FOR a frequency of EVERY THREE YEARS for future advisory votes on executive compensation (Proposal No. 3); and

•	FOR the ratification of the selection of Grant Thornton LLP as our independent registered accounting firm for the fiscal year 2012 (Proposal No. 4).

Who is entitled to vote at the Annual Meeting?

Holders of the shares of our common stock at the close of business on April 9, 2012, are entitled to receive notice of, and to vote their shares of common stock, at the Annual Meeting. As of that date, there were 38,306,996 shares of common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares of common stock are registered directly in your name with Teavana Holdings, Inc.’s transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the “stockholder of record.” In that case, we have sent the Notice directly to you.

If your shares of common stock are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. In that case, the Notice of Internet Availability has been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by phone or on the Internet.

What can I do if I change my mind after I vote my shares?

If you are a stockholder of record, you can revoke your proxy before it is exercised by:

•	written notice to the Corporate Secretary of the Company;

•	timely delivery of a valid, later-dated proxy or a later-dated vote by phone or on the Internet; or

•	voting by ballot at the Annual Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other holder of record. All shares of common stock that have been properly voted and not revoked will be voted at the Annual Meeting.

Is there a list of stockholders entitled to vote at the Annual Meeting?

The names of stockholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the Annual Meeting for any purpose germane to the Annual Meeting, between the hours of 9:00 a.m. and 4:00 p.m., at our principal executive offices at 3630 Peachtree Rd. NE, Suite 1480, Atlanta, GA 30326, by contacting the General Counsel/Corporate Secretary of the Company.

What is the effect of abstentions and broker non-votes?

Proxies marked “abstain” or proxies required to be treated as broker “non-votes” will be viewed as present for purposes of determining whether there is a quorum at the Annual Meeting. A broker “non-vote” occurs when a broker or nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner of the shares. Abstentions with respect to any matter will have the same effect as a vote against that proposal.

Pursuant to New York Stock Exchange (NYSE) rules, brokers may vote on routine matters but do not have discretionary power to vote your shares on “non-routine” matters unless the broker receives appropriate instructions from you. Under the applicable rules, brokers and other nominees have the discretion to vote on “routine” matters such as the ratification of Grant Thornton LLP as our independent registered public accounting firm. The election of directors, the advisory vote on named executive compensation and the advisory vote on the frequency of the stockholder advisory vote on executive compensation are considered “non-routine” matters. Thus, if you are the “beneficial owner” of your shares of common stock and you do not instruct your broker or nominees on how to vote on Proposals Nos. 1, 2 and 3, no votes will be cast on your behalf and, therefore, there may be a broker non-vote on those proposals. Your broker or nominee will, however, continue to have discretion to vote any uninstructed shares on Proposal 4, as that matter is considered “routine” under applicable law.

What are the voting requirements to elect the directors discussed in this Proxy Statement?

The presence of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum. A majority of the votes cast is required for the election of each director and for each of the proposals discussed in this proxy statement. You may vote “for” or “against” or “abstain” with respect to each vote.

Could other matters be decided at the Annual Meeting?

At the date that this proxy statement was filed, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this proxy statement. If other matters are properly presented at the Annual Meeting for consideration, the board has designated Andrew T. Mack and David V. Christopherson as proxies who will have the discretion to vote on those matters for you.

Who will pay for the cost of this proxy solicitation?

We are paying the cost of preparing, printing and mailing these proxy materials. Proxies may be solicited by directors, officers or employees, none of whom will receive any additional compensation for their services. Such solicitations may be made personally or by mail, facsimile, phone or electronic transmission. We will reimburse banks, brokerage firms and others for their reasonable expenses in forwarding proxy materials to beneficial owners and obtaining their instructions.

What if I receive more than one proxy card?

If you hold your shares of common stock in more than one account, you will receive a proxy card for each account. To ensure that all of the shares of common stock you own are voted at the Annual Meeting, please sign, date and return the proxy card for each account, or follow the Internet voting instructions on your proxy card for each account. You should vote all of your shares of common stock.

What do I need to do if I intend to attend the Annual Meeting?

Attendance at the Annual Meeting will be limited to stockholders as of the record date. Each stockholder will be asked to present valid picture identification, such as a driver’s license or passport. If you are a stockholder holding stock in brokerage accounts or by a bank or other nominee, you may be required to show a brokerage statement or account statement reflecting stock ownership as of the record date, but in order to vote your shares at the Annual Meeting, you must obtain a “legal proxy” from the bank or brokerage firm that holds your shares. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

Who will count the vote?

Representatives of our transfer agent, Computershare Trust Company, N.A., will tabulate the votes and will act as inspectors of election.

OUR BOARD OF DIRECTORS

We have a classified board currently consisting of two Class A directors, two Class B directors and two Class C directors, who will serve until the Annual Meetings of stockholders to be held in 2012, 2013 and 2014, respectively, and until their respective successors are duly elected and qualified. At each Annual Meeting of Stockholders, directors are elected for a term of three years to succeed those directors whose terms expire at the Annual Meeting dates.

The following table sets forth the name and age of each director and director nominee, the positions and offices held by each director with the Company and the period during which the director has served as a director of the Company.

			Director
Name	Age	Positions and Offices with Teavana Holdings, Inc.	Since
Class A Director nominees for election at the 2012 Annual Meeting:
John E. Kyees	65	Director	2011
Robert J. Dennis	58	Director	2011

Class B Directors whose terms expire at the 2013 Annual Meeting:
Michael J. Nevins	49	Director	2004
Thomas A. Saunders III	75	Director	2011

Class C Directors whose terms expire at the 2014 Annual Meeting:
Andrew T. Mack	47	Chairman of the Board, Chief Executive Officer	1997
F. Barron Fletcher III	45	Director	2004

Mr. Fletcher was originally nominated pursuant to a shareholder rights agreement that was terminated in connection with our initial public offering, or IPO, in August 2011.

Board Leadership Structure

Mr. Mack serves as the Chief Executive Officer and Chairman of the Board. We believe that by combining these roles in one individual, we are able to centralize board leadership and provide more effective communication to the other members of the board. Additionally, as a newly public company, which must comply for the first time with extensive and complicated additional regulations, we believe that our CEO is in the best position, as our founder and most senior executive, to act in the role of Chairman of the Board and provide the board with the best assessment of what issues must be brought to its attention for consideration and to help direct the board’s attention to the most significant issues and risks facing the Company’s business.

Further, Mr. Mack’s role as CEO and Chairman of the Board promotes decisive Company leadership, ensures clear accountability and enhances the Company’s ability to communicate its message and strategy clearly and consistently to the Company’s stockholders, employees, customers and suppliers.

Our Corporate Governance Guidelines, available at our website at www.teavana.com, provide that the board will meet a minimum of four times per year, and committees of the board will meet with such frequency as established in each committee’s charter. All directors are expected to prepare adequately for and attend all board meetings and committee meetings for committees on which they serve in order to effectively fulfill their responsibilities. The Chairman of the Board sets the agenda for board meetings. Any director may propose additional topics to be included in the agenda or raise a subject that is not on the agenda at any meeting. Meeting materials are provided to directors prior to a scheduled meeting and are expected to be reviewed in advance of the meetings.

The independent directors meet regularly in private executive sessions without management. Executive sessions of the board are led by the Chairman of the nominating and corporate governance committee, who is an independent director and serves as our Lead Independent Director. Our Lead Independent Director also presides over the board at other times when the chairman is absent, serves as the primary liaison between management and the board and provides input as to board meeting agendas.

Board’s Role in Risk Oversight

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including risks relating to our operations, strategic direction and intellectual property, as more fully discussed under “Risk Factors” in our Annual Report on Form 10-K. Management is responsible for the day-to-day management of risks we face, while our board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

The board’s role in overseeing the management of our risks is conducted primarily through committees of the board of directors, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees. The full board of directors (or the appropriate board committee in the case of risks that are under the purview of a particular committee) discusses with management our major risk exposures, their potential impact on the Company and the steps we take to manage them. When a board committee is responsible for evaluating and overseeing the management of a particular risk or risks, the chairman of the relevant committee reports on the discussion to the full board of directors during the committee reports portion of the next board meeting. This enables the board of directors and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Each committee meets in executive session with key management personnel and representatives of outside advisors to oversee risks associated with their respective principal areas of focus. The audit committee reviews strategic, financial and execution risks and exposures, any major litigation and regulatory exposures and other current matters that may present material risk to the Company. The audit committee discusses with members of management, the internal audit function (which it oversees) and the independent registered public accounting firm the Company’s significant financial risk exposures and the actions management has taken to limit, monitor or control such exposures. The audit committee receives periodic reports from management on our enterprise risk management program and our risk mitigation efforts. The compensation committee reviews risks and exposures associated with leadership assessment, management succession planning and executive compensation programs and arrangements, including incentive plans. The nominating and corporate governance committee reviews risks and exposures relating to our programs and policies relating to corporate governance and director succession planning.

The Company expects that it will continue to develop its management and board risk processes and procedures as it continues to operate as a public company.

Director Independence

The board has determined that Messrs. Kyees, Dennis, Nevins and Saunders are independent under applicable NYSE rules. We are aware of no related-party transactions since the closing of our IPO between the Company and any of its directors, executive officers, 5% stockholders or their family members that are required to be disclosed under Item 404 of Regulation S-K (“Item 404”) under the Securities Exchange Act of 1934 (the “Exchange Act”).

Each year, we require our directors and executive officers to complete a comprehensive questionnaire, one of the purposes of which is to disclose any related-party transactions with the Company, including any potential Item 404 transactions. The board has adopted a written Code of Business Conduct and Ethics for our Company, which is publicly available on our website at www.teavana.com. Under this Code and our Related Party Transaction Policy, our employees, officers and directors are prohibited from entering into any transaction that may cause a conflict of interest for us. In addition, they must report any potential conflict of interest, including related party transactions, to our General Counsel who then reviews and summarizes the proposed transaction for our audit committee. Pursuant to its charter, our audit committee is required to review and then approve or reject any related-party transactions, including those transactions involving our directors. In approving or rejecting such proposed transactions, the audit committee considers the relevant facts and circumstances available and deemed relevant to the audit committee, including the material terms of the transactions, risks, benefits, costs, availability of other comparable services or products and, if applicable, the impact on a director’s independence. Our audit committee approves only those transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our audit committee determines in the good faith exercise of its discretion.

Board Committees and Meetings

The board met three times during fiscal 2011 since our IPO in August 2011. No director was present at fewer than 75% of the total number of meetings of the board and the committees of the board on which he served during fiscal 2011. The board’s official policy with respect to board attendance at the Annual Meeting of Stockholders is that the board strongly encourages its members to attend the Company’s Annual Meeting of Stockholders. Since the Company closed its IPO in August 2011, we did not have an Annual Meeting of Stockholders in fiscal 2011. The Company expects that all of its directors will attend this year’s Annual Meeting.

The board has standing audit, compensation and nominating and corporate governance committees. All committees are composed entirely of independent directors under the NYSE’s rules. It is the policy of the board that no current or former employee of the Company will serve on these committees. A description of each board committee and its membership follows.

Audit Committee

Members: John E. Kyees (chairman), Robert J. Dennis and Michael J. Nevins

The audit committee, currently composed of three independent directors (as defined under the applicable rules of the NYSE), met three times in fiscal 2011. The committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act and operates under a written charter adopted by the board, a current copy of which is available on the Company’s website, www.teavana.com. Among other matters, our audit committee:

•	is responsible for the appointment, compensation and retention of our independent auditors and reviews and evaluates the auditors’ qualifications, independence and performance;

•	oversees our auditors’ audit work and reviews and pre-approves all audit and non-audit services that may be performed by them;

•	reviews and approves the planned scope of our annual audit;

•	monitors the rotation of partners of the independent auditors on our engagement team as required by law;

•	reviews our financial statements and discusses with management and our independent auditors the results of the annual audit and the review of our quarterly financial statements;

•	reviews our critical accounting policies and estimates;

•	oversees our corporate accounting and financial reporting process and the adequacy of our accounting and financial controls;

•	annually reviews the audit committee charter and the committee’s performance;

•	reviews and approves all related-party transactions; and

•

establishes and oversees procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls or auditing matters and oversees enforcement, compliance and remedial measures under our code of conduct.

The board has determined that Mr. Kyees qualifies as an “audit committee financial expert,” as defined in Item 407(d) of Regulation S-K under the Exchange Act, and that Messrs. Kyees, Dennis and Nevins each qualify as “independent,” as defined by the NYSE rules and Rule 10A-3 of the Exchange Act.

Mr. Kyees currently serves on the audit committees of three other public companies and serves as the chairman of one such other public company’s audit committee. The board has determined that such service does not impair the ability of Mr. Kyees to serve effectively on our audit committee or board.

Nominating and Corporate Governance Committee

Members: Thomas A. Saunders III (chairman), Robert J. Dennis, John E. Kyees and Michael J. Nevins

The nominating and corporate governance committee, currently composed of four independent directors (as defined under the applicable rules of the NYSE), met one time in fiscal 2011. The functions of the nominating and governance committee are specified in a charter available on the Company’s website, www.teavana.com. They include:

•	assisting the board in processes relating to new director nomination, membership of board committees and board performance evaluations;

•	reviewing questions of independence; and

•	overseeing other matters relating to corporate governance.

Upon receipt of a recommendation from any source, including stockholders, the nominating and corporate committee will take into account whether a board vacancy exists or is expected or whether expansion of the board is desirable. In making this determination, the committee may solicit the views of all directors. If the committee determines that the addition of a director is desirable, it will assess whether the candidate presented should be nominated for board membership. While the committee may consider whatever factors it deems appropriate in its assessment of a candidate for board membership, candidates nominated to serve as directors will, at a minimum, in the committee’s judgment:

•	be able to represent the interests of the Company and all of its stockholders and not be disposed by affiliation or interest to favor any individual, group or other constituency;

•

possess the background and demonstrated ability to contribute to the board’s performance of its collective responsibilities, through senior executive management experience, relevant professional or academic distinction, or a record of relevant civic and community leadership; and

•	be able to devote the time and attention necessary to serve effectively as a director.

We do not have a formal diversity policy. The committee may take into consideration whether a candidate’s background and skills meet any specific needs of the board that the committee has identified and may take into account diversity in professional and personal experience, skills, background and other factors of diversity that it considers appropriate. The committee will preliminarily assess the candidate’s qualifications with input from the CEO. If, based upon its preliminary assessment, the committee believes that a candidate is likely to meet the criteria for board membership, the chairman will advise the candidate of the committee’s preliminary interest, and, if the candidate expresses sufficient interest to the chairman, with the assistance of the corporate secretary’s office, will arrange interviews of the candidate with members of the committee and with the CEO, either in person or by telephone. After the members of the committee and the CEO have had the opportunity to interview the candidate, the committee will formally consider whether to recommend to the board that it nominate the candidate for election to the board.

Compensation Committee

Members: Robert J. Dennis (chairman), John E. Kyees and Michael J. Nevins

The compensation committee, currently composed of three independent directors (as defined under the applicable rules of the NYSE), met three times in fiscal 2011. The functions of the compensation committee are specified in a charter available on the Company’s website, www.teavana.com. Our compensation committee reviews, recommends and approves policies relating to compensation and benefits of our officers and directors, administers our stock option and benefit plans and reviews general policies relating to compensation and benefits. Duties of our compensation committee include:

•	reviewing and approving corporate goals and objectives relevant to compensation of our directors, CEO and other executive officers;

•	evaluating the performance of the CEO and other executive officers in light of those goals and objectives;

•	based on this evaluation, determining and approving the CEO’s compensation and recommending to our board the proposed compensation of our other executive officers;

•	administering the issuance of stock options and other awards under our compensation plans; and

•	reviewing and evaluating the performance of the compensation committee and its members, including compliance of the compensation committee with its charter.

Compensation Committee Interlocks and Insider Participation

The three current members of the compensation committee noted above have never served as one of our officers or employees. None of our executive officers currently serves, or in fiscal 2011 served, as a member of the board or compensation committee of any entity that has one or more executive officers who serve on our board or compensation committee.

Communications with the Board

Stockholders may address communications to directors, either collectively or individually (including to the Lead Director or to the non-management directors as a group), in care of the Corporate Secretary, Teavana Holdings, Inc., 3630 Peachtree Rd. NE, Suite 1480, Atlanta, Georgia 30326, Attention: General Counsel. The Secretary’s office delivers to directors all written communications, other than commercial mailings, addressed to them.

Directors’ Annual Meeting Attendance

The Company encourages all directors to be present at the Annual Meeting of Stockholders.

Directors’ Evaluation Program

The board expects to perform annual self-evaluations of its composition and performance, including evaluations of its standing committees and individual evaluations for each director. In addition, each of the standing committees of the board of directors expects to conduct its own self-evaluation, which will be reported to the board. The board retains the authority to engage its own advisors and consultants.

Audit Committee Report

The audit committee oversees the Company’s financial reporting process on behalf of the board. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. Our independent registered public accounting firm, Grant Thornton LLP, is responsible for expressing an opinion as to the conformity of our audited financial statements with U.S. generally accepted accounting principles. The audit committee also evaluates the Company’s policies, procedures and practices with respect to enterprise risk assessment and risk management, including discussions with management about material risk exposures and steps being taken to monitor, control and report such risks.

The audit committee consists of three directors, each of whom, in the judgment of the board, is an “independent director” as defined in the listing standards for the NYSE. The audit committee acts pursuant to a written charter that has been adopted by the board. A copy of this charter is available on our website at www.teavana.com.

The audit committee has reviewed and discussed the audited financial statements with management. The audit committee has also discussed and reviewed with the auditors all matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) AU Section 380 (Communication with Audit Committees). The audit committee has met with Grant Thornton LLP, with and without management present, to discuss the overall scope of Grant Thornton LLP’s audit, the results of its examinations, and the overall quality of the Company’s financial reporting.

The audit committee has received from the auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditor’s independence consistent with PCAOB Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence,” discussed with the auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditor’s independence.

Based on the review and discussions referred to above, the audit committee recommended to the board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2012.

By the Committee:

John E. Kyees, Chairman
Robert J. Dennis
Michael J. Nevins

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis set forth below with management. Based on these reviews and discussions, we recommended to the board, and the board approved, that the Compensation Discussion and Analysis be included in this proxy statement.

By the Committee:

Robert J. Dennis, Chairman
John E. Kyees
Michael J. Nevins

The foregoing reports of the audit committee and the compensation committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

INFORMATION CONCERNING EXECUTIVE OFFICERS

The following table sets forth the names, ages and titles of our executive officers.

Name	Age	Position
Andrew T. Mack	47	Chairman of the Board, Chief Executive Officer

Daniel P. Glennon	42	Executive Vice President, Chief Financial Officer

Peter M. Luckhurst	57	Executive Vice President, Operations

Robert A. Shapiro*	65	Senior Vice President, Real Estate

Jurgen W. Link	51	Vice President, Distribution

David V. Christopherson	37	Vice President, General Counsel and Secretary

*	Mr. Shapiro retired on January 29, 2012.

Our executive officers are appointed by our board and serve until their successors have been duly elected and qualified or their earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Set forth below is a description of the background of the persons named above, other than Mr. Mack, whose background information is provided below in “Proposal No. 1 — Election Of Directors.”

Daniel P. Glennon has served as our Executive Vice President, Chief Financial Officer since 2010 and served as our Chief Financial Officer from 2005 through 2010. Previously, Mr. Glennon was a manager at Marakon Associates and an auditor at Arthur Andersen LLP and served as the chief financial officer or vice president of finance of three small or early-stage corporations. Mr. Glennon graduated from the University of Georgia with a B.B.A. in Accounting and from Harvard Business School with an M.B.A. Mr. Glennon is a certified public accountant.

Peter M. Luckhurst has served as our Executive Vice President, Operations since 2010 and served as our Vice President for Stores from 2005 to 2010. Previously, Mr. Luckhurst was with HMV North America for 15 years, most recently as its President. Mr. Luckhurst is a graduate of the University of Aston in Birmingham where he received a B.Sc. in Behavioral Science.

Robert A. Shapiro served as our Senior Vice President, Real Estate from 2011 to 2012 and served as our Vice President, Real Estate from 2005 to 2011. Previously, Mr. Shapiro was Senior Vice President of Real Estate & Property Development for Zale Corporation. Mr. Shapiro graduated from the University of Denver with a B.A. in International Studies. He retired from the Company on January 29, 2012.

Jurgen W. Link has served as our Vice President, Distribution since 2005. Previously, Mr. Link was the founder and President of SpecialTeas Inc. from 1996 to 2005. Mr. Link is a graduate of the University of Munich with a degree in Business Management.

David V. Christopherson has served as our Vice President and General Counsel since 2011. Mr. Christopherson was Deputy General Counsel of Swett & Crawford from 2007 to 2011, and he was previously an attorney with the law firms King & Spalding and Sullivan & Cromwell. Mr. Christopherson graduated from Davidson College with an A.B. in Political Science and from Harvard Law School with a J.D.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The following discussion describes and analyzes our executive compensation structure and our compensation for our named executive officers for fiscal 2011, who include Messrs. Mack, Glennon, Luckhurst, Link and Christopherson (collectively, our “NEOs” or our “named executive officers”). Detailed information regarding compensation paid to our NEOs in fiscal 2011 is set forth in the “Summary Compensation Table” below.

Compensation Philosophy and Objectives

Our compensation approach reflects the current stage of our development. Prior to our IPO, we were a privately-held company with a relatively small number of stockholders, including our co-founder, Mr. Mack, and Teavana Investment LLC. Prior to the IPO, most of our compensation policies and determinations, including those made for fiscal 2011, were the product of discussions between our CEO and our board.

Since the IPO, our compensation committee has assumed the role of reviewing and approving the compensation of our NEOs (and, in the case of our CEO, recommending board approval) and overseeing and administering our executive compensation programs and initiatives. As we gain experience as a public company, we expect that the specific direction, emphasis and components of our executive compensation program will continue to evolve. Accordingly, the compensation paid to our NEOs for fiscal 2011 is not necessarily indicative of how we will compensate our NEOs in the future.

Our intent and philosophy in determining compensation packages at the time of hiring new executives has been based in part on providing compensation sufficient to enable us to attract the talent necessary to further develop our business, while at the same time being prudent in the management of our cash and equity in light of the stage of the development of our Company. Compensation of our NEOs after the initial period following their hiring has been influenced by the amounts of compensation that we initially agreed to pay them, as well as by our evaluation of their subsequent performance, changes in their levels of responsibility, prevailing market conditions, the financial condition and prospects of our Company and our attempt to maintain some level of internal equity in the compensation of existing executives relative to the compensation paid to more recently hired executives.

We compensate our NEOs with a combination of base salaries, cash bonuses, long-term equity compensation and other compensation. We believe this combination of cash, bonus and equity awards is largely consistent with the forms of compensation provided by other companies with whom we compete for executive talent, and, as such, is a package that is consistent with the expectations of our executives and of the market for executive talent. Although we do not currently engage in benchmarking or use the services of an independent compensation consultant, our board may also consider compensation levels for similar positions at comparable companies in our industry and market to evaluate the total compensation decisions that it makes for our officers. The primary objectives of our executive compensation program are as follows:

•	to attract and retain talented and experienced executives in our industry;

•	to reward executives whose knowledge, skills and performance are critical to our success;

•	to ensure fairness among the executive management team by recognizing the individual contributions each executive officer makes to our success; and

•	to align the interests of our executive officers and stockholders by incentivizing executive officers to increase stockholder value and rewarding executive officers when stockholder value increases.

Elements of Compensation

Our current executive compensation program consists of the following key components:

Base salary

The primary component of compensation of our executive officers has historically been base salary. Base salary represents the most basic, fixed portion of our NEOs’ compensation and is an important element of designing a compensation program to attract and retain talented executive officers. We believe that we must maintain a base salary that is sufficiently competitive to position us to attract talented and experienced executives, and that it is important that our NEOs believe that over time they will continue to earn a salary that they regard as competitive. Base salaries are reviewed at the end of each fiscal year by our CEO (other than with respect to his own base salary) and compensation committee, and salary increases typically take effect at the beginning of the first quarter of the following fiscal year, unless business circumstances require otherwise.

Cash bonuses

We offer our executive officers the opportunity to participate in an annual cash bonus plan to align the financial incentives of our executive officers, including our NEOs, with our short-term operating plan and long-term strategic objectives and the interests of the Company and our stockholders. Typically, the bonuses for our executive officers are linked to the achievement of certain of our annual financial objectives. These bonus opportunities allow us to reward our executive officers only if we achieve the goals pre-set by our board.

Around the beginning of each fiscal year, our compensation committee, in consultation with the CEO (other than with respect to himself), determines the financial objectives upon which annual bonuses for the fiscal year will be based, and establishes a target award for each executive officer. At the end of the fiscal year, the compensation committee, in consultation with the CEO (other than with respect to himself), determines the extent to which the financial objective(s) were met and calculates the formula payout level for each executive officer. In addition, our CEO evaluates each executive officer’s overall individual performance (other than his own) and makes recommendations to the compensation committee regarding the formula bonus payout level described above. Our compensation committee takes into account the CEO’s recommendations and conducts the same analysis for the CEO and determines the final bonus amounts. Prior to our IPO, the board fulfilled the role described by the compensation committee in this section.

Long-term equity compensation

Our equity program, which we have historically administered through our 2004 Management Incentive Plan, is designed to be sufficiently competitive to allow us to attract and retain talented executives. We have historically used non-qualified stock options as the form of equity awards for executives. Because we award stock options with an exercise price equal to the fair market value of our common stock on the date of grant, these options will have value to our NEOs only if the market price of our common stock increases after the date of grant. Our stock option awards generally vest and become exercisable at a rate of 25% each year, commencing with the first anniversary of the grant. Our board believes that these stock option awards align the interests of our NEOs with those of the Company and its stockholders, because they create the incentive to build stockholder value over the long-term. In addition, our board believes the vesting provisions of our equity awards enhance our ability to retain our executives.

We generally grant stock options to executive officers in connection with their hiring. The size of the initial stock option award is determined based on the executive’s position with us and takes into consideration the executive’s base salary and other compensation. The initial stock option awards are intended to provide the executive with an incentive to build value in the organization over an extended period of time, while remaining consistent with our overall compensation philosophy. We may also grant additional stock option grants in recognition of a commendable performance and in connection with a significant change in responsibilities, past performance and anticipated future contributions of the executive officer, the executive’s overall compensation package and the executive’s existing equity holdings. Since our IPO, we have determined fair market value for purposes of stock option pricing based on the most recent closing price of our common stock on the NYSE.

In conjunction with our IPO, we adopted the 2011 Equity Incentive Plan and granted Messrs. Glennon and Luckhurst additional stock options. In addition, in connection with our hiring Mr. Christopherson, we granted stock options to him. These grants to Messrs. Glennon, Luckhurst and Christopherson are described further under “—Fiscal 2011 Compensation Decisions” below.

Other compensation

We also provide limited other executive benefits and limited change in control benefits to our NEOs as described further under “—Fiscal 2011 Compensation Decisions” below.

Compensation Decision Process

Prior to our IPO in August 2011, we were a privately-held company with a relatively small number of stockholders. As a result, we were not subject to any stock exchange listing or SEC rules requiring a majority of our board to be independent. Since our formation, our board has overseen the compensation of our executive officers and our executive compensation programs and initiatives. While we have had a compensation committee of the board, this committee has acted primarily in an advisory role, assisting the board in compensation matters. The board has also sought, and received, significant input from our CEO with regard to the performance and compensation of executives (other than himself). In addition, certain of our directors prior to our IPO had significant experience with private equity-backed companies and the executive compensation practices of such companies, and have applied this knowledge and experience to their judgments regarding our compensation decisions.

In connection with our IPO, our board adopted a charter for the compensation committee that is compliant with the applicable requirements of the NYSE and SEC rules and regulations. In accordance with the new charter, the compensation committee determines and approves the annual compensation of our CEO and recommends to the board proposed compensation for our other executive officers and has begun to report regularly its compensation decisions to the full board. The compensation committee also administers our equity compensation plans, including our 2011 Equity Incentive Plan.

Fiscal 2011 Compensation Decisions

Base Salary

In past years, the board has reviewed the base salaries of our NEOs in the fourth quarter of each fiscal year, taking into account their general knowledge of the compensation practices within our industry, our CEO’s base salary recommendations, the scope of each NEO’s performance, individual contributions, responsibilities, experience, prior salary level and, in the case of a promotion, current position. As part of our annual review process, our board approved annual increases in base salary for certain of our NEOs effective at the beginning of fiscal 2011 to take into account accomplishments of each individual during the prior fiscal year. Mr. Mack’s base salary increased from $327,600 to $343,890, and Mr. Link’s base salary increased from $187,200 to $196,560. During the course of the fiscal year ended January 30, 2011 (“fiscal 2010”), the board increased each of Messrs. Glennon’s and Luckhurst’s base salary to $250,000 in connection with their respective promotions to Executive Vice President, and their salaries did not change in fiscal 2011. Mr. Christopherson was hired in July 2011 with a base salary of $200,000.

Going forward, the compensation committee will conduct an annual review of each NEO’s base salary, with input from our CEO (other than with respect to himself), and make adjustments, including downward adjustments, as it determines to be reasonable and necessary to reflect the scope of a NEO’s performance, individual contributions, responsibilities, experience, prior salary level, position (in the case of a promotion) and market conditions.

Cash Bonus

Our board adopted an annual cash bonus plan for fiscal 2011 in order to reward the performance of our executive officers in achieving our financial and strategic objectives. Under the fiscal 2011 bonus plan, our board established threshold, target and maximum bonus amounts (expressed as a percentage of base salary) for each of our NEOs that would become payable upon the achievement of the applicable performance metric. The board designed the bonus program so that the performance goals, even at the threshold level, would require a significant level of performance, and the target and maximum bonus amounts would be substantially more difficult to achieve. The following table shows the 2011 bonus targets as a percentage of each NEO’s base salary:

	Below Threshold	95% of Adjusted EBITDA Target	100% of Adjusted EBITDA Target	120% of Adjusted EBITDA Target
Andrew T. Mack	—	15%	30%	40%
Daniel P. Glennon	—	12.5%	25%	35%
Peter M. Luckhurst	—	12.5%	25%	35%
Jurgen W. Link	—	10%	20%	30%
David V. Christopherson	—	10%	20%	30%

For fiscal 2011, the board utilized as the objective performance metric our achievement of Adjusted EBITDA targets. The board chose Adjusted EBITDA as the objective performance metric as this metric tracks both Company earnings and cash flow and is indicative of our overall market value. For purposes of our cash bonus plan for fiscal 2011, Adjusted EBITDA is defined as earnings before interest, tax, depreciation and amortization, excluding fees paid to Parallel Investment Partners pursuant to the advisory services fee agreement with Parallel until the time of the IPO and reimbursement of travel-related expenses incurred to attend meetings of the board. The board determined that use of Adjusted EBITDA was more appropriate than EBITDA as the objective performance metric because Adjusted EBITDA excludes the impact of certain categories of board-related expenses over which our NEOs had no control in the period.

For purposes of our cash bonus plan for fiscal 2011, the Adjusted EBITDA targets were set at threshold, target and maximum amounts as follows:

Adjusted EBITDA
(dollar amounts in millions)
Threshold	$32.6
Target	34.3
Maximum	$41.2

The Adjusted EBITDA performance metric was applied to all our NEOs, with the board reserving the right, in the case of Mr. Luckhurst, to make a negative adjustment based on field contributions, store payroll and other store operating costs. At the time the Adjusted EBITDA performance metrics were set, our board believed that the metrics were challenging and that the achievement of the performance metrics at the target level would require superior performance.

In making its award decisions, the board took into account that our actual Adjusted EBITDA of $37.7 million exceeded the Adjusted EBITDA target amount of $34.3 million by over $3.4 million, or approximately 9.7%. The board determined that because our financial performance exceeded the Adjusted EBITDA target amount but was below the maximum amount, each of our NEOs was awarded a payout under the 2011 bonus plan at a level that was the midpoint between the target and the maximum percentages. In light of Mr. Luckhurst’s performance against his specified operating metrics, the board did not make a negative adjustment to his payout. The actual payouts to each NEO were as follows:

	Target Bonus Amount	Actual Bonus Amount
Andrew T. Mack	$103,167	$120,393
Daniel P. Glennon	62,500	75,000
Peter M. Luckhurst	62,500	75,000
Jurgen W. Link	39,276	49,140
David V. Christopherson (1)	$20,154	$25,962

(1)	The Target and Actual Bonus Amounts have been pro-rated to reflect a partial year of service.

Long-Term Equity Based Compensation

In connection with our IPO, our board awarded (1) Mr. Glennon nonqualified stock options to purchase 50,000 shares and (2) Mr. Luckhurst nonqualified stock options to purchase 50,000 shares. In connection with his hiring, our board awarded Mr. Christopherson nonqualified stock options to purchase 17,000 shares. Each of these grants was made pursuant to our 2011 Equity Incentive Plan, with an exercise price equal to our IPO price of $17.00 per share and subject to a 25% annual vesting schedule. The terms of our 2011 Equity Incentive Plan are described in “—Stock Option and Other Compensation Plans” below.

Other Executive Benefits and Perquisites

We provide the following benefits to our executive officers:

•	health, disability and life insurance;

•	vacation and personal holidays; and

•	a 401(k) plan.

Unlike our other eligible employees, for our executive officers, we pay the entire amount of the health insurance premiums through a quarterly bonus. We also carry a separate disability insurance policy for our executive officers. We pay the entire premiums for our executive officers who are eligible for this additional disability insurance policy. We believe these benefits are generally consistent with those offered by other companies with which we compete for executive talent.

Pension Benefits

None of our NEOs participates in, or has an account balance in, a qualified or non-qualified defined benefit plan sponsored by us.

Non-Qualified Deferred Compensation

None of our NEOs participates in, or has account balances in, a traditional non-qualified deferred compensation plan or other deferred compensation plans maintained by us.

Severance and Change in Control

We provide limited benefits to certain of our NEOs upon termination and changes in control, as summarized below.

Employment Agreements. We are party to existing employment agreements with Messrs. Mack and Link, which were amended and restated as of April 22, 2011. We also entered into employment agreements with Messrs. Glennon and Luckhurst dated as of April 22, 2011. See “—Agreements with Executives.” The amended and restated employment agreements with Messrs. Mack and Link and the employment agreements with Messrs. Glennon and Luckhurst provide for severance and other benefits that are designed to provide economic protection so that an executive can remain focused on our business without undue personal concern in the event that his position is eliminated or significantly altered by us, which is particularly important in light of the executives’ leadership roles at the Company. The board believes that providing severance or similar benefits is common among similarly situated companies and remains essential to recruiting and retaining key executives, which is a fundamental objective of our executive compensation program. For more information regarding the potential payments and benefits that would have been provided to our NEOs in connection with a termination of employment on January 29, 2012 had Messrs. Mack’s and Link’s amended and restated employment agreements and Messrs. Glennon’s and Luckhurst’s employment agreements been in effect on such date, please see “—Potential Payments upon Termination or Change in Control,” below.

Change in Control Provisions. The prospect of a change in control of the Company can cause significant distraction and uncertainty for executive officers, and, accordingly, the board believes that appropriate change in control provisions in equity award agreements are important tools for aligning executives’ interests in change in control transactions with those of our stockholders by allowing our executive officers to focus on strategic transactions that may be in the best interest of our stockholders without undue concern regarding the effect of such transactions on their continued employment.

Accordingly, upon a change in control, any unvested stock options granted pursuant to the 2004 Management Incentive Plan automatically and immediately vest, and the holder of such options may exercise such options in whole or in part thereafter. Our IPO constituted a qualified public offering, and therefore 100% of the unvested stock options of Mr. Link became vested. For a discussion of the impact of a change of control on equity awards that may be made under the 2011 Equity Incentive Plan; see “—2011 Equity Incentive Plan—Change in Control.”

For more information regarding the potential payments and benefits that would be provided to our NEOs in connection with a change in control on January 29, 2012, please see “—Potential Payments upon Termination or Change in Control,” below.

Other Compensation Practices and Policies

Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended (“Code”), generally disallows a federal income tax deduction to public corporations for compensation greater than $1 million paid for any fiscal year to the corporation’s Chief Executive Officer, a Chief Financial Officer and to the three most highly compensated executive officers other than the Chief Executive Officer and Chief Financial Officer. As we have only recently become publicly-traded, our board has not previously taken the deductibility limit imposed by Section 162(m) into consideration in setting compensation. We expect that our compensation committee will adopt a policy at some point in the future that, where reasonably practicable, will seek to qualify the variable compensation paid to our executive officers for an exemption from the deductibility limitations of Section 162(m). Until such policy is implemented, our compensation committee may, in its judgment, authorize compensation payments that do not consider the deductibility limit imposed by Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent. Under a transition rule, for a limited period of time after a company becomes publicly held, the deduction limits do not apply to any compensation paid pursuant to a compensation plan or agreement that existed when the Company was not publicly held.

Policy regarding the timing of equity awards

In fiscal 2011, equity awards were granted to certain of our NEOs concurrent with our IPO, with an exercise price equal to our IPO price, which was the fair market value on the date of grant. We had no program, plan or practice pertaining to the timing of stock option grants to executive officers coinciding with the release of material non-public information. However, we have policies to ensure that equity awards are granted at fair market value on the date of grant.

Stock Ownership Policies

We have not established stock ownership or similar guidelines with regard to our executive officers. All of our executive officers currently have a direct or indirect, through their stock option holdings, equity interest in our company, and we believe that they regard the potential returns from these interests as a significant element of their potential compensation for services to us.

Recoupment Policy

We are subject to the recoupment requirements under the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act and other applicable laws.

Under our Corporate Governance Guidelines adopted by our board, in the event we determine we must restate our financial results as reported in a report filed with the SEC to correct an accounting error due to material noncompliance with any financial reporting requirement under applicable laws within three years after the date of the first public issuance or filing of such financial results, we will seek to recover, at the direction of the compensation committee after it has reviewed the facts and circumstances that led to the requirement for the restatement and the costs and benefits of seeking recovery, incentive compensation awarded or paid to a covered officer whose intentional misconduct caused or contributed to the need for the restatement for a fiscal period if a lower award or payment would have been made to such covered officer based upon the restated financial results.

The compensation committee will determine in its discretion the amount, if any, we will seek to recover from such covered officer. The compensation committee may, to the extent permitted by law, take other remedial and recovery action, at its discretion, including action in addition to any other right or remedy available to the Company.

Risk Management Considerations in Our Compensation Program

We believe that the mix and design of the elements of our employee compensation policies and practices do not motivate imprudent risk taking. Consequently, we are satisfied that any potential risks arising from our employee compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Agreements with Executives

On April 22, 2011, we entered into amended and restated employment agreements with Messrs. Mack and Link and new employment agreements with Messrs. Glennon and Luckhurst. The key terms and conditions of these new or amended and restated employment arrangements are set forth below.

Amended and Restated Employment Agreements with Messrs. Mack and Link. Under Messrs. Mack’s and Link’s amended and restated employment agreements, each of Messrs. Mack’s and Link’s term of employment will be for a period of three years, commencing on the effective date of the amended and restated agreements, subject to automatic renewal for additional one-year terms. Under his amended and restated agreement, Mr. Mack’s base salary is $343,890 (equivalent to his base salary for fiscal 2011). Under his amended and restated agreement, Mr. Link’s base salary is $196,560 (equivalent to his base salary for fiscal 2011). Each of Messrs. Mack and Link will be eligible to participate in all pension, medical, retirement and other benefit plans and programs generally available to our senior officers. Under each of the amended and restated employment agreements, we may terminate the NEO’s employment without Cause (as defined below) at any time, upon 30 calendar days’ written notice to him and he may resign for Good Reason (as defined below), with 30 calendar days’ notice. If we terminate such NEO without Cause, or if he resigns for Good Reason, we are required to continue to pay the NEO his base salary for 18 months following the termination date, subject to his execution and delivery to us of a general release of claims in our favor. If we terminate either of Messrs. Mack or Link for Cause, if he resigns other than for Good Reason, or if his employment terminates due to death or Disability (as defined below), we are required only to pay such NEO (or his estate) his accrued but unpaid salary and unreimbursed expenses for which he is entitled to reimbursement from us. As part of their respective employment agreements, Messrs. Mack and Link have also agreed to provisions relating to non-competition, non-solicitation, confidentiality and protection of our intellectual property.

Employment Agreements with Messrs. Glennon and Luckhurst. Under Messrs. Glennon’s and Luckhurst’s employment agreements, each of Messrs. Glennon’s and Luckhurst’s term of employment will be for a period of three years, commencing on the effective date of their agreements, subject to renewal for additional one-year terms. The initial term and each successive one-year period is referred to as the “Employment Period.” The employment agreements will provide that Messrs. Glennon and Luckhurst will each receive an annual base salary of $250,000 (equivalent to their respective base salaries for fiscal 2011). Each of Messrs. Glennon and Luckhurst will be eligible to participate in all pension, medical, retirement and other benefit plans and programs generally available to our other senior officers. We may terminate the employment of each of Mr. Glennon and Mr. Luckhurst without Cause at any time, upon 30 calendar days’ written notice to such NEO and he may resign for Good Reason, with 30 calendar days’ notice. If we terminate either Mr. Glennon or Mr. Luckhurst without Cause, or if he resigns for Good Reason, we are required to continue to pay such NEO his base salary for 18 months following the termination date, subject to his execution and delivery to us of a general release of claims in our favor. If either Mr. Glennon or Mr. Luckhurst is terminated by us for Cause, if he resigns other than for Good Reason or if his employment terminates due to death or Disability, we are required only to pay such NEO his accrued and unpaid salary and unreimbursed expenses for which he is entitled to reimbursement from us. As part of their respective employment agreements, Messrs. Glennon and Luckhurst have also agreed to provisions relating to non-competition, non-solicitation, confidentiality and protection of our intellectual property.

For purposes of the amended and restated employment agreements of Messrs. Mack and Link and the employment agreements of Messrs. Glennon and Luckhurst, the terms “Cause,”, “Disability” and “Good Reason” have the meanings set forth below:

“Cause” means (i) the failure by the employee to perform his duties in any material respect after reasonable notice and an opportunity to cure; (ii) the conviction of the employee of any felony or the plea by the employee of nolo contendere to any felony; (iii) personally or on behalf of another person, receipt by the employee of a benefit relating to the Company or its subsidiaries or its funds, properties, opportunities or other assets that the board considers to be in violation of a policy of the Company, applicable law, or constituting fraud, embezzlement or misappropriation; (iv) the failure by the employee to comply in any material respect with any written policy of the Company after reasonable notice and an opportunity to cure; (v) the willful material misstatement of the financial records of the Company or its subsidiaries or complicit actions in respect thereof; (vi) the willful failure to disclose material financial or other information to the board; (vii) the material breach by the employee of any of the terms of the applicable employment agreement; or (viii) disparaging the Company, its subsidiaries or its executives or employees, or engaging in any conduct that would tend to materially harm their reputation.

“Disability,” if the Company or its subsidiary Teavana Corporation provides long-term disability insurance to its employees generally, has the meaning set forth in the plan regarding eligibility for long-term disability insurance; otherwise, the term “Disability” means a physical or mental incapacity as a result of which the employee becomes unable to continue to perform fully his duties for 60 consecutive calendar days or for shorter periods aggregating 120 or more days in any 12-month period or upon the determination by a licensed medical doctor practicing as a specialist in the area to which the alleged disability relates selected by the Company that the employee will be unable to return to work and perform his duties on a full-time basis within 30 calendar days following the date of such determination on account of mental or physical incapacity. The board’s determination, in its sole discretion, as to whether a Disability exists and the initial date of Disability is final and binding upon the parties to the employment agreements.

“Good Reason” means the occurrence of any of the following events, without the employee’s consent: (i) the Company’s material breach of the employee’s employment agreement; (ii) the assignment of the employee to a position, responsibilities, or duties of a materially lesser status or degree of responsibility than his position, responsibilities, or duties as of the effective date of the agreement; or (iii) relocation of the employee’s principal workplace to a location that is more than 50 miles away from the location on the effective date of the agreement. No “Good Reason” exists unless (x) the employee notifies the Company in writing within 60 days after the initial existence of any condition listed above, and the Company fails to cure the condition within 60 days after receiving notice, and (y) the employee terminates employment by no later than 150 days after the initial existence of any condition listed above.

Summary Compensation Table

The following table sets forth information regarding compensation earned by our NEOs during fiscal 2011 and fiscal 2010:

Named Executive Officer and Principal Position	Year (1)	Salary	Bonus	Stock Awards	Option Awards (2)	Non-Equity Incentive Plan Compensation	All Other Compensation (3)	Total
Andrew T. Mack	2011	$343,890	$—	$—	$—	$120,393	$18,896	$483,179
Chairman of the Board, Chief Executive Officer	2010	327,600	—	—	—	131,040	14,779	473,419
Daniel P. Glennon	2011	250,000	—	—	445,750	75,000	20,001	790,751
Executive Vice President, Chief Financial Officer	2010	220,115	—	—	—	77,040	23,098	320,253
Peter M. Luckhurst	2011	250,000	—	—	445,750	75,000	17,489	788,239
Executive Vice President, Operations	2010	220,115	—	—	—	77,040	23,094	320,249
Jurgen W. Link	2011	196,560	—	—	—	49,140	13,722	259,422
Vice President, Distribution	2010	187,200	—	—	—	56,160	21,651	265,011
David V. Christopherson (4)	2011	100,769	—	—	151,640	25,962	9,118	287,489
Vice President,General Counsel and Secretary	2010	$—	$—	$—	—	$—	$—	$—

Note: The Summary Compensation Table requires a column for Change in Pension Value and Non-qualified Deferred Compensation Dollars, which requires the reporting of “above-market” or “preferential earnings” for nonqualified deferred compensation plans of which there were none. Therefore, for presentation purposes, this column was omitted.

(1)	Teavana Holdings, Inc.’s fiscal year ends on the Sunday nearest to January 31st of each year. For fiscal 2011, the fiscal year ended on January 29, 2012.
(2)	Amounts in this column reflect the aggregate grant date fair value of options granted calculated in acordance with the FASB’s Accounting Standard Codification 718, Compensation - Stock Compensation (“ASC 718”). The discusson of relevant assumptions used in the valuation of options granted in fiscal 2011 may be found in Item 8, Note 9 on Form 10-K filed with the SEC on April 13, 2012.
(3)	Represents health premium reimbursements, 401(k) matching contributions, life insurance premiums, and short-term disability premiums.
(4)	Mr. Christopherson was hired in July of 2011. This table reflects compensation earned beginning on his hire date.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards for fiscal 2011 with respect to our NEOs.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Awards: Number Of Securities Underlying Options (#) (1)	Exercise Or Base Price Of Option Awards ($/sh)	Grant Date Fair Value Of Stock And Option Awards ($) (2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Andrew T. Mack	—	$51,584	$103,167	$137,556	—	$—	$—
Daniel P. Glennon	July 27, 2011	31,250	62,500	87,500	50,000	17.00	445,750
Peter M. Luckhurst	July 27, 2011	31,250	62,500	87,500	50,000	17.00	445,750
Jurgen W. Link	—	19,638	39,276	58,914	—	—	—
David V. Christopherson	July 27, 2011	$10,077	$20,154	$30,231	17,000	$17.00	$151,640

(1)	Stock options were granted under the 2011 Equity Incentive Plan and vest 25% on each anniversary of the closing of the IPO on August 2, 2011.
(2)	The amounts set forth in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of the stock options granted to certain Named Executive Officers in July of 2011 (disregarding any estimate of forfeitures related to service-based vesting conditions). A discusson of relevant assumptions used in the valuation of options granted in fiscal 2011 may be found in Item 8, Note 9 on Form 10-K filed with the SEC on April 13, 2012.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information regarding outstanding equity awards held as of January 29, 2012 by our NEOs:

Name	Number Of Securities Underlying Unexercised Options (#) - Exercisable (1)		Number Of Securities Underlying Unexercised Options (#) - Unexercisable		Option Exercise Price ($ per Share)	Option Expiration Date
Daniel P. Glennon	218,757	(2)	—		$1.12	8/1/2015
	37,029	(3)	—		1.12	2/1/2017
	—		50,000	(4)	17.00	7/27/2021
Peter M. Luckhurst	225,694	(3)	—		1.12	2/1/2016
	—		50,000	(4)	17.00	7/27/2021
Jurgen W. Link	30,092	(5)	—		2.43	11/1/2019
David V. Christopherson	—		17,000	(4)	$17.00	7/27/2021

Note: The Outstanding Equity Awards table requires a separate column for Stock Awards and Equity Incentive Plan Awards, of which there were none. Therefore, for presentation purposes, this column was omitted.

(1)	All options outstanding under the 2004 Management Incentive Plan vested in full upon the consummation of the Company’s IPO on August 2, 2011. Stock options granted under the 2011 Equity Incentive Plan vest 25% on each anniversary of the closing of the IPO on August 2, 2011.
(2)	The vesting commencement date for this grant is August 1, 2005.
(3)	The vesting commencement date for this grant is February 1, 2007.
(4)	The vesting commencement date for this grant is August 2, 2011, the date of the consumation of the Company’s IPO.
(5)	The vesting commencement date for this grant is November 1, 2009.

Option Exercises and Stock Vested

The following table sets forth information regarding options exercised and stock vested during fiscal 2011 by our NEOs.

Name	Number of Shares Acquired On Exercise (#)	Value Realized On Exercise ($)
Daniel P. Glennon	58,964	$936,349
Peter M. Luckhurst	52,027	826,189
Jurgen W. Link	6,937	$101,072

Note: The Option Exercises and Stock Vested table requires a column for Stock Awards, of which there were none. Therefore, for presentation purposes, this column was omitted.

Potential Payments upon Termination or Change in Control

The following table summarizes the potential payments and benefits payable to certain of our NEOs if we terminate their employment without “Cause” or if they terminate employment with us for “Good Reason,” as described in more detail below under “Agreements with Executives.” The amount of severance that would be payable would be the same whether the termination occurred before or after a change in control of the Company and would be payable over time as described below under “Agreements with Executives.” No other payments or benefits are triggered by a change in control of the Company. The table reflects estimated amounts assuming that termination and change in control, as applicable, occurred on January 29, 2012. The actual amounts that would be paid upon an NEO’s termination of employment can be determined only at the time of such event.

Name	Severance Upon Termination Before Or After A Change In Control (1)	Value Of Accelerated Stock Options Upon a Change In Control
Andrew T. Mack	$515,835	N/A
Daniel P. Glennon	375,000	N/A
Peter M. Luckhurst	375,000	N/A
Jurgen W. Link	$294,840	N/A

(1)	The severance amounts reported for Messrs. Mack, Glennon, Luckhurst and Link represent 1.5 times base salary at January 29, 2012.

Stock Option and Other Compensation Plans

2004 Management Incentive Plan

Our board and stockholders approved and adopted our 2004 Management Incentive Plan in December 2004. Because option grants made through November 2009 have exhausted the number of shares reserved for issuance under the 2004 Management Incentive Plan, we have not made, and do not intend to make, any further equity awards under that plan.

Eligibility; Types of Awards

Selected executive officers, directors, consultants or other independent advisors and key employees, were eligible for awards under the plan. The plan provides for grants of stock options only.

Shares Subject to the Plan

The number of shares of common stock that we may issue with respect to stock options granted under the plan will not exceed an aggregate of 1,851,471 shares, as may be adjusted due to changes in capitalization, merger, reorganization or other similar events. If any outstanding stock options expire or are canceled without having been fully exercised, the underlying shares will become available for grant under our 2011 Equity Incentive Plan (as described below).

Administration

The plan is administered by our board or by our compensation committee. The administrator has the full authority and discretion to administer the plan and to take any action that is necessary or advisable in connection with the administration of the plan, including without limitation the authority and discretion to interpret and construe any provision of the plan or any agreement, notification or document evidencing the grant of a stock option. The administrator’s determinations will be final and conclusive.

Stock Options

The plan allows the administrator to grant incentive stock options, as that term is defined in section 422 of the Code or nonqualified stock options. Only our employees or employees of our subsidiaries may receive incentive stock option awards. Options must have an exercise price at least equal to the fair market value of the underlying shares on the date of grant. The option holder may pay the exercise price in cash or by check, by tendering shares of common stock, by a combination of cash and shares, or by any other means that the administrator approves. Generally, the options have a 10-year term; however, the options will expire earlier if the option holder’s service relationship with us terminates. Outstanding stock options are generally subject to a four-year annual vesting schedule; however, any unvested options became fully vested in connection with our IPO.

Corporate Transactions

In the event of any stock dividend, split, combination, recapitalization, merger, consolidation, spin-off, reorganization, liquidation, distribution of assets, issuance of rights or warrants to purchase securities, or other similar corporate transactions, the administrator may, in its discretion, require that option holders surrender their options for some alternative consideration. Under our form of award agreement, upon a “change in control” of the Company, or a qualified public offering, all unvested stock options will vest and become exercisable. Our IPO constituted a qualified public offering, and accordingly all unvested stock options vested and became exercisable.

Amendment and Termination

Our board may amend or terminate the plan at any time. Stockholder approval is required to reprice underwater options.

2011 Equity Incentive Plan

Our board and stockholders approved the adoption of our 2011 Equity Incentive Plan in connection with our IPO in August 2011.

Purpose

We believe that the plan will promote our long-term growth and profitability by (i) providing key personnel with incentives to improve stockholder value and to contribute to our growth and financial success through their future services and (ii) enabling us to attract, retain and reward the best available personnel.

Eligibility; Types of Awards

Selected employees, officers, directors and other individuals providing bona fide services to us or any of our affiliates, are eligible for awards under the plan. The administrator may also grant awards to individuals in connection with hiring, retention, or otherwise before the date the individual first performs services; however, those awards will not become vested or exercisable before the date the individual first performs those services. The plan provides for grants of stock options, stock appreciation rights, restricted or unrestricted stock awards, restricted stock units, performance awards and other stock-based awards.

Shares Subject to the Plan

The number of shares of common stock that we may issue with respect to awards granted under the plan will not exceed an aggregate of 750,000 shares plus the number of shares that are subject to stock options granted under our 2004 Management Incentive Plan that expire or are canceled without having been fully exercised, or are settled in cash. This limit will be adjusted to reflect any stock dividends, split-ups, recapitalizations, mergers, consolidations, share exchanges and similar transactions. If any award, or portion of an award, under the plan expires or terminates unexercised, becomes unexercisable, is settled in cash without delivery of shares, or is forfeited or otherwise terminated or canceled as to any shares, the shares subject to such award will thereafter be available for further awards under the plan other than incentive stock options.

Administration

The plan is administered by our compensation committee. The administrator has the full authority and discretion to administer the plan and to take any action that is necessary or advisable in connection with the administration of the plan, including without limitation the authority and discretion to interpret and construe any provision of the plan or any agreement or other documents relating to the plan. The administrator’s determinations will be final and conclusive.

Stock Options

The plan allows the administrator to grant incentive stock options, as that term is defined in section 422 of the Code, or nonqualified stock options. Only our employees or employees of our subsidiaries may receive incentive stock option awards. Options must have an exercise price at least equal to the fair market value of the underlying shares on the date of grant. The option holder may pay the exercise price in cash or by check, by tendering shares of common stock, by a combination of cash and shares, or by any other means that the administrator approves. Generally, the options have a 10-year term; however, the options will expire earlier if the optionee’s service relationship with us terminates.

Stock Appreciation Rights

The plan allows the administrator to grant awards of stock appreciation rights that entitle the holder to receive a payment in cash, in shares of common stock, or in a combination of both, having an aggregate value equal to the spread on the date of exercise between the fair market value of the underlying shares on that date and the base price of the shares specified in the grant agreement, multiplied by the number of shares specified in the award being exercised. No stock appreciation right shall have a term that exceeds ten years.

Stock Awards

The plan allows the administrator to grant restricted or unrestricted stock awards, awards denominated in stock-equivalent units, or restricted stock units, to eligible participants with or without payment of consideration by the grantee. Awards denominated in stock-equivalent units will be credited to a bookkeeping reserve account solely for accounting purposes. Stock awards and restricted stock units may be paid in cash, in shares of common stock, or in a combination of both. Stock awards may also be denominated in other securities.

Performance Awards

The plan allows the administrator to grant performance awards that become payable in cash, in shares of common stock, or in a combination of both, upon attainment of one or more performance goals established by the administrator. The administrator may establish performance goals relating to any of the following, as it may apply to an individual, one or more business units, divisions or subsidiaries, or on a Company-wide basis, and in either absolute terms or relative to the performance of one or more comparable companies or an index covering multiple companies: net sales (including specified types or categories thereof); net income; earnings before interest, taxes, depreciation and amortization (EBITDA); operating income; pre- or after-tax income; cash flow (including specified types or categories thereof); cash flow per share; net earnings; earnings per share; price-to-earnings ratio; return on equity; costs (including specified types or categories thereof); budgeted expenses (operating and capital); inventory turns; working capital; customer satisfaction survey results; customer growth; objective measures related to store openings, relocations and remodelings (including number, cost, timeline, productivity and operating efficiency); objective measures related to lease arrangements (including number, cost and timeline); objective measures of productivity or operating efficiency; gross or net profitability/profit margins; return on invested capital; return on assets; growth in assets; share price performance; economic value added; total stockholder return; improvement in or attainment of expense levels; improvement in or attainment of working capital levels; relative performance to a group of companies comparable to the Company, and strategic business criteria consisting of one or more objectives based on the Company’s meeting specified goals relating to revenue, market penetration, business expansion, costs or acquisitions or divestitures.

Change in Control

In the event of any transaction resulting in a “change in control” of the Company (as defined in the plan), outstanding stock options and other awards that are payable in or convertible into our common stock will terminate upon the effective time of the change in control unless provision is made in connection with the transaction for the continuation, assumption, or substitution of the awards by the surviving or successor entity or its parent. In the event of such termination, the holders of stock options and other awards under the plan will be permitted immediately before the change in control to exercise or convert all portions of awards that are exercisable or convertible or that become exercisable or convertible upon or prior to the effective time of the change in control.

Amendment and Termination

No award will be granted under the plan after the close of business on the day before the tenth anniversary of the effective date of the plan. Our board may amend or terminate the plan at any time. Stockholder approval is required to reprice underwater options.

DIRECTOR COMPENSATION

Prior to our IPO, members of our board did not receive cash compensation for their services as directors, except for the reimbursement of reasonable and documented costs and expenses incurred by directors in connection with attending any meetings of the board or any committee thereof. Parallel Investment Partners, of which Mr. Fletcher is the founder and managing partner, has previously received fees from us, as well as reimbursement of reasonable out-of-pocket expenses incurred by it, for advisory services performed by Parallel pursuant to a letter agreement. Effective with our IPO, pursuant to an amendment to that letter agreement, we no longer pay any fees for those advisory services. In addition, Mr. Nevins has received equity grants from us in prior fiscal years for his services provided as a director.

Since our IPO, (a) our executive officers who are members of our board and (b) the directors who continue to provide services to, or are affiliated with, Parallel or funds advised by Parallel, have not received compensation from us for their service on our board. Accordingly, Messrs. Mack and Fletcher have not received compensation from us for their service on our board. Only those directors who are considered independent directors under the corporate governance rules of the NYSE have been eligible to receive compensation from us for their service on our board. Messrs. Nevins, Saunders, Kyees and Dennis were paid quarterly in arrears the following amounts:

•	a base annual retainer of $50,000 in cash;

•	an additional annual retainer of $35,000 in cash to the chairman of the audit committee; and

•	an additional annual retainer of $25,000 in cash to each of the chairmen of the compensation committee and the corporate governance and nominating committee.

In addition, upon initial election to our board in August 2011 and in connection with our IPO, each independent director was granted stock options to purchase 7,500 shares of our common stock. For each year of continued service thereafter, each independent director is expected to be granted an annual stock option to purchase 2,000 shares of our common stock, or such other amount as our compensation committee may from time to time determine. We also reimburse directors for reasonable expenses incurred to attend meetings of our board or committees.

The following table shows, for each director of the Company who is not also a NEO, information about the director’s compensation in fiscal 2011.

Name	Fees Earned Or Paid In Cash ($) (1)	Stock Awards ($)	Option Awards ($) (2)	All Other Compensation ($)	Total ($)
Robert J. Dennis	$18,750	$—	$66,900	$—	$85,650
F. Barron Fletcher III	—	—	—	$—	—
John E. Kyees	21,250	—	66,900	$—	88,150
Michael J. Nevins	12,500	—	66,900	$—	79,400
Thomas A. Saunders III	$18,750	$—	$66,900	$—	$85,650

(1)	Cash fees include annual director’s retainer and, where applicable, committee chair fees.
(2)	Amounts in this column reflect the aggregate grant date fair value of options granted calculated in acordance with FASB Topic No. 718. A discusson of relevant assumptions used in the valuation of options granted in fiscal 2011 may be found in Item 8, Note 9 on Form 10-K filed with the SEC on April 13, 2012.

SECURITY OWNERSHIP OF OFFICERS, DIRECTORS AND

PRINCIPAL STOCKHOLDERS

The following table and accompanying footnotes show information regarding the beneficial ownership of our shares of common stock as of April 6, 2012 for:

•	each person who is known to us to own more than 5% of our common stock (based on their public filings with the SEC as of April 6, 2012);
•	each director and nominee for director and each executive officer included in the Summary Compensation Table set forth in this proxy statement; and
•	all current members of our board and executive officers as a group.

We have determined beneficial ownership in accordance with SEC rules. The information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, a person is deemed to be a beneficial owner of our common stock if that person has a right to acquire ownership within 60 days of April 6, 2012 by the exercise of vested options. A person is also deemed to be a beneficial holder of our common stock if that person has or shares voting power, which includes the power to vote or direct the voting of our common stock, or investment power, which includes the power to dispose of or to direct the disposition of such capital stock. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Percentage of beneficial ownership in the table below is based on 38,306,449 shares of common stock deemed to be outstanding as of April 6, 2012.

Except as otherwise indicated, the address for each person listed below is c/o Teavana Holdings, Inc., 3630 Peachtree Rd. NE, Suite 1480, Atlanta, Georgia 30326.

The percentages of beneficial ownership set forth below are based on 38,306,449 shares of our common stock issued and outstanding as of April 6, 2012.

Name	Amount and Nature of Beneficial Ownership (1)	Percent of Class (2)
5% or Greater Owners
Andrew T. Mack	21,510,960	55.1%
3630 Peachtree Rd. Suite 1480
Atlanta, GA 30326
SKM Equity Fund III, L.P. (3)	6,146,656	15.7%
601 Lexington Ave. 53rd Floor
New York, New York 10022
The TCW Group, Inc., on behalf of the	1,949,429	5.0%
TCW Business Unit (4)
865 South Figueroa Street
Los Angeles, CA 90017

Directors and Executive Officers
Daniel P. Glennon (5)	231,173	*
Peter M. Luckhurst (6)	225,694	*
Jurgen W. Link (7)	1,156,744	3.0%
David V. Christopherson (8)	—	*
Robert J. Dennis (8)	—	*
F. Barron Fletcher III (9)	6,146,656	15.7%
John E. Kyees (8)	—	*
Michael J. Nevins (10)	45,138	*
Thomas A. Saunders III (11)	26,274	*
All executive officers and directors as a group (11 persons) (12)	29,560,748	75.7%

*	Represents beneficial ownership of less than 1%.

(1)	Under the rules of the SEC, a person is deemed to be the beneficial owner of a security if that person, directly or indirectly, has or shares the power to direct the voting of the security or the power to dispose or direct the disposition of the security. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. A person is also deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership within 60 days of the relevant date. Unless otherwise indicated by footnote, the named individuals have sole voting and investment power with respect to beneficially owned shares of stock.
(2)	Based on 38,306,449 shares of our common stock outstanding as of April 6, 2012. In accordance with SEC rules, percent of class as of April 6, 2012 is calculated for each person and group by dividing the number of shares beneficially owned by the sum of the total shares outstanding plus the number of shares subject to options exercisable by that person or group within 60 days.
(3)	Based upon a Form 4, dated February 23, 2012, showing sole dispositive and voting power with respect to 6,146,656 shares. SKM Partners, LLC is the general partner of SKM Equity Fund III, L.P. F. Barron Fletcher III is the person authorized by SKM Partners, LLC to have voting and dispositive power over the Common Stock held by SKM Equity Fund III, L.P. Both SKM Partners, LLC and Mr. Fletcher disclaim beneficial ownership of such shares except to the extent of its and/or his pecuniary interest, if any, therein.
(4)	Based upon a Schedule 13G dated February 9, 2012, showing sole dispositive and voting power with respect to 1,949,429 shares.
(5)	The amount listed under “Amount and Nature of Beneficial Ownership” represents 231,173 shares of common stock issuable upon exercise of vested options within 60 days of April 6, 2012 under the 2004 Management Incentive Plan.
(6)	The amount listed under “Amount and Nature of Beneficial Ownership” represents 225,694 shares of common stock issuable upon exercise of vested options within 60 days of April 6, 2012 under the 2004 Management Incentive Plan.
(7)	The amount listed under “Amount and Nature of Beneficial Ownership” represents 1,126,652 shares of common stock held and 30,092 shares of common stock issuable upon exercise of vested options within 60 days of April 6, 2012 under the 2004 Management Incentive Plan.
(8)	The amount listed under “Amount and Nature of Beneficial Ownership” represents shares of common stock beneficially owned within 60 days of April 6, 2012 and excludes stock options which are not exercisable or which do not vest within 60 days of April 6, 2012.
(9)	The amount listed under “Amount and Nature of Beneficial Ownership” represents shares of common stock held by SKM Equity Fund III, L.P. SKM Partners, LLC is the general partner of SKM Equity Fund III, L.P. Mr. Fletcher is the person authorized by SKM Partners, LLC to have voting and dispositive power over the common stock held by SKM Equity Fund III, L.P. Both SKM Partners, LLC and Mr. Fletcher disclaim beneficial ownership of such shares except to the extent of its and/or his pecuniary interest, if any, therein.
(10)	The amount listed under “Amount and Nature of Beneficial Ownership” represents 45,138 shares of common stock issuable upon exercise of vested options within 60 days of April 6, 2012 under the 2004 Management Incentive Plan.
(11)	The amount listed under “Amount and Nature of Beneficial Ownership” represents 25,593 shares of common stock held directly and 681 shares of common stock held indirectly through the Ivor Family GST Trust.
(12)	This number includes shares held and shares issuable upon the exercise of options held by the individuals named above as well an additional 218,110 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of the date of this table by Mr. Shapiro, an executive officer not named above and who retired on January 29, 2012, under the 2004 Management Incentive Plan.

EQUITY COMPENSATION PLAN INFORMATION

Equity Compensation Plan Information Table (as of January 29, 2012)

			Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column- a) (c)
	Number of Securities To Be Issued Upon Exercise of Outstanding Options (a)	Weighted-Average Exercise Price of Outstanding Options (b)
Plan Category
Equity Compensation Plans approved by security holders	1,907,305	$5.77	301,938
Equity Compensation Plans not approved by security holders	—	—	—

Total	1,907,305	$5.77	301,938

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and directors and persons who own more than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC. Such officers, directors and stockholders are required by SEC regulations to furnish the Company with copies of all such reports that they file. Based solely on a review of copies of reports filed with the SEC and of written representations by officers and directors, the Company believes that during fiscal 2011, all officers and directors subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis.

PROPOSAL 1

ELECTION OF DIRECTORS

The term of the Class A directors will expire on the date of the upcoming Annual Meeting. Accordingly, two director nominees were approved by the nominating and corporate governance committee to serve as Class A directors of the board at the Annual Meeting. Our nominating and corporate governance committee has nominated for election by the stockholders to the Class A positions John E. Kyees and Robert J. Dennis, the current Class A members of the board. If elected, Mr. Kyees and Mr. Dennis will serve as Class A directors until our Annual Meeting of Stockholders in 2015 and until their successors are duly elected and qualified.

The board has no reason to believe that either of the nominees listed above will be unable to serve as a director. If, however, either or both nominees become unavailable, the proxies will have discretionary authority to vote for a substitute nominee. There are no family relationships among any of the directors or executive officers.

Unless authority to do so is withheld, the persons named as proxies will vote “FOR” the election of the each of the nominees listed above.

Vote Required and Board Recommendation

If a quorum is present and voting, the two nominees for Class A directors receiving the highest number of votes will be elected as Class A directors. Abstentions and broker non-votes have no effect on the vote.

The board unanimously recommends a vote “FOR” the election of the two Class A director nominees named above. Unless authority to do so is withheld, the persons named as proxies will vote FOR the election of these two nominees to hold office as directors until the 2015 Annual Meeting of Stockholders and until their successors are elected and qualified.

Information Concerning Nominees and Continuing Directors

All of the Company’s directors have demonstrated business acumen, the ability to exercise sound business judgment and a commitment to serve the Company as directors. They also bring a variety of professional backgrounds and leadership experience that contribute to the effectiveness of the board in fulfilling its responsibilities to the Company. Below is biographical information about each director nominee and continuing director and a discussion of factors in his experience that the board views as supporting his continued service on the board.

Class A Director Nominees for Election at the 2012 Annual Meeting of Stockholders

John E. Kyees has served as a director since 2011. He currently serves as chairman of our audit committee and a member of our nominating and corporate governance committee and compensation committee. Mr. Kyees served as the Chief Investor Relations Officer of Urban Outfitters, Inc. in 2010 and as Chief Financial Officer from 2003 to 2010. Mr. Kyees has over 30 years of experience as a chief financial officer, including nine years of experience serving as chief financial officer for a public company. Mr. Kyees is currently a director and member of the audit committee of Casual Male Retail Group, Inc., a publicly-traded specialty retailer of men’s clothing, and of Hot Topic, Inc., a publicly-traded mall and web-based specialty retailer. Mr. Kyees is also currently a director and chairman of the audit and compensation committee of Vera Bradley, Inc., a publicly-traded luggage and handbag retailer. Mr. Kyees graduated from the University of Kansas with a B.S. in Business Administration and from the University of Detroit with an M.B.A. We believe that Mr. Kyees is qualified to continue to serve on our board due to his extensive background with retail companies, his financial expertise developed as a chief financial officer and his service on the boards of directors of other companies.

Robert J. Dennis has served as a director since 2011. He currently serves as chairman of our compensation committee and as a member of our audit committee and nominating and corporate governance committee. Mr. Dennis is the chairman of the board of directors of Genesco Inc., a publicly traded specialty retailer. Mr. Dennis has been the President and Chief Executive Officer of Genesco Inc. since 2008 and served as its President and Chief Operating Officer from 2006 through 2008. He has over 25 years of experience in the retail industry, including his tenure at Genesco Inc., three years as Chief Executive Officer of Hat World, Inc. prior to its acquisition by Genesco Inc., three years in a senior position with Asbury Automotive and 13 years with McKinsey & Company, becoming a partner and a leader of the firm’s North American Retail Practice. Mr. Dennis graduated from Rensselaer Polytechnic Institute with a B.S. in biochemistry and an M.S. in organic chemistry. In addition, Mr. Dennis graduated from Harvard Business School with an M.B.A. We believe that Mr. Dennis is qualified to continue to serve on our board due to his broad experience and operational background in the retail business, along with his service on the board of directors of Genesco Inc.

Class B Directors Continuing in Office until the 2013 Annual Meeting of Stockholders

Michael J. Nevins has served as a director since 2004. In 2012, Mr. Nevins was named the Senior Vice President of Real Estate of Luxottica Retail Corp. Previously, he served as a Senior Vice President-Leasing for the Macerich Company from 2005 to 2011 where he oversaw a substantial portfolio of properties. Mr. Nevins is a graduate of Kenyon College where he received a B.A. in Economics.

Thomas A. Saunders III has served as a director since 2011. Mr. Saunders has been the President of Ivor & Co., LLC, a private investment company, since 2000. Mr. Saunders was a founder of Saunders Karp & Megrue Partners, once a major investor in Dollar Tree, Inc. Before founding Saunders Karp & Megrue Partners in 1990, Mr. Saunders was a Managing Director of Morgan Stanley & Co. from 1974 to 1989. Mr. Saunders currently serves as a member of the boards of directors of Dollar Tree and Hibbett Sporting Goods. Mr. Saunders graduated from the Virginia Military Institute with a B.S. in Electrical Engineering and from the University of Virginia with an M.B.A. The board selected Mr. Saunders to serve as a director because of his extensive background in and experience with retail companies, along with his service on the boards of directors of other private and public companies.

Class C Directors Continuing in Office until the 2014 Annual Meeting of Stockholders

Andrew T. Mack founded Teavana in 1997 and has served as our CEO since that time. Mr. Mack has also served as our Chairman of the Board of Directors since 2010. Before founding Teavana, Mr. Mack held various management positions in the restaurant industry. Mr. Mack is a graduate of East Tennessee State University where he received a B.B.A in Marketing. The board selected Mr. Mack to serve as a director because of the perspective, experience and operational expertise in the retailing business that he has developed as our founder and CEO.

F. Barron Fletcher III has served as a director since 2004. Mr. Fletcher is the founder of Parallel Investment Partners, where he has served as the managing partner since 1999. Prior to founding Parallel, Mr. Fletcher was a partner with Saunders Karp & Megrue, a $1.2 billion private equity firm focused on high growth, middle market consumer companies, where he worked actively with both Dollar Tree, Inc. and Hibbett Sporting Goods, Inc. during the firm’s ownership. Mr. Fletcher also serves as a member of the boards of specialty retailers Mealey’s Furniture, Inc., The Fragrance Outlet, Inc. and USA Discounters, Inc. Mr. Fletcher is a graduate of Yale University, where he received a B.A. in both Mathematics and Economics. The board selected Mr. Fletcher to serve as a director because of his extensive management experience, his expertise with retailing companies and his service on the boards of directors of a range of other companies.

PROPOSAL 2

ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

The U.S. Congress has enacted requirements commonly referred to as the “Say on Pay” rules. As required by those rules, the Company seeks your advisory vote to approve named executive officer compensation as disclosed in the “Compensation Discussion and Analysis” section, the accompanying tables and related narrative discussion contained in this proxy statement.

As described in detail in the “Compensation Discussion and Analysis” section, our executive compensation programs are designed to attract and retain executive officers with the skills necessary to achieve our financial and strategic objectives. Our executives are rewarded for their contributions through appropriate incentives tied to the Company’s performance and market value and align the interests of our executive officers with our stockholders. We believe that the compensation of our named executive officers was reasonable and rewarded our named executive officers for attaining specified goals that do not promote the taking of an unreasonable amount of risk.

We urge you to read the “Compensation Discussion and Analysis” section of this proxy statement and the related tables and narrative discussion for additional details on our executive compensation, including our compensation philosophy and objectives and the compensation of our named executive officers.

The “Say on Pay” proposal that stockholders are being asked to vote on is reflected in the following resolution:

RESOLVED: That the stockholders of Teavana Holdings, Inc. approve the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis” section and related compensation tables, notes and narrative in the proxy statement for the Company’s 2012 Annual Meeting of Stockholders.

Because your vote is advisory, it will not be binding on the board or the Company. However, the board will review the voting results and take them into consideration when making future decisions regarding executive compensation for our named executive officers.

The board of directors unanimously recommends a vote FOR the approval of the Company’s compensation of our named executive officers on an advisory basis.

PROPOSAL 3

ADVISORY VOTE AS TO THE FREQUENCY OF FUTURE

ADVISORY VOTES ON THE COMPENSATION PAID TO OUR

NAMED EXECUTIVE OFFICERS

Pursuant to the “Say on Pay” rules adopted by the U.S. Congress, the Company also seeks your non-binding, advisory input with regard to the frequency of future stockholder advisory votes on executive compensation paid to our named executive officers, such as Proposal 2 included above. By voting on this Proposal 3, stockholders may indicate whether they would prefer a non-binding, advisory vote on executive compensation once every one, two or three years. Stockholders may also abstain from making a choice.

After careful consideration of the frequency alternatives, the board believes that conducting an advisory vote on executive compensation every three years is appropriate for the Company and its stockholders at this time. The board believes that a say-on-pay vote every three years strikes the right balance between having the vote too frequently with an annual or biannual vote and being responsive to stockholders and provides our stockholders the opportunity to evaluate our executive compensation program on a more thorough, longer-term basis than an annual or biannual vote would do. The board believes an annual or biannual say-on-pay vote would not allow for changes to our compensation program to be in place long enough to evaluate whether the changes were effective. For example, if the say-on-pay vote in June 2012 led to changes to the compensation program being made in February 2013, at the beginning of the next fiscal year, those changes would be in place only a few months before the next annual say-on-pay vote would take place in June 2013.

Although the board recommends that the say-on-pay proposal be voted on every three years, our stockholders will be able to specify one of four choices for the frequency of the vote on the say-on-pay proposal as follows: (1) one year, (ii) two years, (iii) three years or (iv) abstain. Stockholders are not voting to approve or disapprove the board’s recommendation of an every three year vote on the Say on Pay proposal.

The option of one year, two years, or three years that receives the highest number of votes cast by our stockholders will be the frequency for the advisory vote on executive compensation that has been selected by our stockholders. However, because this vote is advisory and will not be binding on the board or the Company, the board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

The board of directors recommends the selection of three years as your preference for the frequency with which stockholders are provided an advisory vote on executive compensation.

PROPOSAL 4

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of Grant Thornton LLP served as the independent registered public accounting firm to the Company in the fiscal year ended January 29, 2012, and has been retained by the audit committee in the same capacity for the current fiscal year. The firm’s appointment is submitted for stockholder ratification at the Annual Meeting. If stockholders do not ratify the firm’s appointment, the audit committee will reconsider the appointment. The board of directors recommends a vote FOR ratification of this appointment, and your proxy will be so voted unless you specify otherwise. Representatives of the firm are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Fee Information

The following table sets forth aggregate fees billed to us for services by Grant Thornton, LLP, the Company’s independent registered public accounting firm, during fiscal 2011 and 2010.

	Fiscal Year 2011	Fiscal Year 2010
Audit Fees	$528,884	$109,032
Audit-Related Fees	—	—
Tax Fees	69,084	78,061
All Other Fees	—	54,305

Total Fees	$597,968	$241,399

Audit Fees

Audit fees include fees billed for professional services rendered in connection with the annual audit of the Company’s consolidated financial statements and the review of the Company’s interim financial statements included in quarterly reports, as well as fees for services that generally only the independent registered public accounting firm can be reasonably expected to provide, including comfort letters, consents, assistance with the review of registration statements filed with the SEC and other matters regarding financial reporting and/or reporting standards.

Audit-Related Fees

There were no amounts billed for audit-related services during fiscal 2010 or fiscal 2011.

Tax Fees

Tax fees set forth for fiscal 2011 and fiscal 2010 are for tax-related services related primarily to tax compliance (including U.S. federal and state returns), tax consulting and tax planning.

All Other Fees

All Other fees consist of fees for products and services other than the services reported above.

ADDITIONAL INFORMATION

Stockholder Proposals

To be considered for inclusion in next year’s proxy statement, proposals by stockholders for business to be considered at the 2013 Annual Meeting of Stockholders must be submitted in writing by January 15, 2013 and must comply with the requirements of SEC Rule 14a-8. Proposals should be submitted to the Corporate Secretary, Teavana Holdings, Inc., 3630 Peachtree Rd. NE, Suite 1480, Atlanta, GA 30326, Attention: General Counsel.

Notice of proposals to be considered at next year’s meeting but not included in the proxy statement must meet the requirements set forth in the Company’s By-Laws, including providing all of the information specified in the By-Laws, which have been publicly filed with the SEC as an exhibit to our Registration Statement on Form S-1 on July 12, 2011 and are available at www.sec.gov. The notice must be submitted to the Corporate Secretary, Teavana Holdings, Inc., 3630 Peachtree Rd. NE, Suite 1480, Atlanta, GA 30326, Attention: General Counsel. Each proposal submitted must be a proper subject for stockholder action at the meeting. The notice must be received no earlier than 120 calendar days (January 31, 2013) and no later than 90 calendar days (March 1, 2013) prior to the anniversary of this year’s Annual Meeting. However, if next year’s Annual Meeting is to be held more than 30 days before or after the anniversary of this year’s Annual Meeting, notice must be received not later than 90 days prior to the Annual Meeting or the tenth day following the Company’s public announcement of next year’s Annual Meeting date.

Other Matters

We know of no other matters to be brought before the meeting other than as described in this proxy statement. However, if any other proper matters are brought before the meeting, the persons named in the enclosed proxy, or in the event no person is named, Andrew T. Mack and David V. Christopherson, will vote in accordance with their best judgment on such matters.

Corporate Governance Guidelines

The board has adopted Corporate Governance Guidelines for the Company. They are accessible on the Company’s website, www.teavana.com.

Code of Business Conduct and Ethics for Employees and Directors

We have adopted a Code of Business Conduct and Ethics that applies to all employees and directors. We have made the Code of Business Conduct and Ethics available and intend to provide disclosure of any amendments or waivers of this Code for its executive officers or directors within five business days after an amendment or waiver on our website, www.teavana.com.

Website

The charters of the nominating and corporate governance, compensation and audit committees, the Corporate Governance Guidelines and the Code of Business Conduct and Ethics are available on the Company’s website, www.teavana.com. All references to the Company’s website in this proxy statement are inactive textual references only. Print copies of these documents will be provided to any stockholder who sends a written request to the Corporate Secretary, Teavana Holdings, Inc., 3630 Peachtree Rd. NE, Suite 1480, Atlanta, Georgia 30326, Attention: General Counsel.

Financial Statements Available

A copy of the Company’s annual report to stockholders containing audited financial statements accompanies this proxy statement. The annual report does not constitute a part of the proxy solicitation material.

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2012, excluding certain of the exhibits thereto, may be obtained, without charge, by any stockholder, upon written request to the Corporate Secretary, Teavana Holdings, Inc., 3630 Peachtree Rd. NE, Suite 1480, Atlanta GA 30326, Attention: General Counsel, tel. 404-995-8200.

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Admission Ticket

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Standard Time, on June 1, 2012.

Vote by Internet

•  Log on to the Internet and go to

www.investorvote.com/TEA

•  Follow the steps outlined on the secured website.

Vote by telephone

•  Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•  Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 4, and every 3 Years for Proposal 3.

1. Election of Directors:

	For	Withhold		For	Withhold
01 - Robert J. Dennis	☐	☐	02 - John E. Kyees	☐	☐

		For	Against	Abstain			1Year	2 Years	3 Years	Abstain
2.	The advisory vote on the compensation paid to our named executive officers.	☐	☐	☐	3.	The advisory vote as to the frequency of future advisory votes on the compensation paid to our named executive officers.	☐	☐	☐	☐

4.	The ratification of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending February 3, 2013.	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print your new address below.		Comments — Please print your comments below.	Meeting Attendance
			Mark the box to the right	☐
if you plan to attend the
Annual Meeting.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

2012 Annual Meeting Admission Ticket

2012 Annual Meeting of

Teavana Holdings, Inc. Shareholders

Friday, June 1, 2012, at 11:00 a.m., EDT at

3630 Peachtree Rd. NE, Suite 220,

Atlanta, GA 30326

Upon arrival, please present this admission ticket

and photo identification at the registration desk.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders.

The materials are available at: www.edocumentview.com/TEA

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Teavana Holdings, Inc.

Notice of 2012 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting — June 1, 2012

Andrew T. Mack and David V. Christopherson, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Teavana Holdings, Inc. to be held at 11:00 a.m. Eastern Time on Friday, June 1, 2012, or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees, FOR Proposals 2 and 4, and every 3 Years for Proposal 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)